EXHIBIT 5.1

State of Delaware Secretary of State Division of Corporations Delivered 11:29 AM 12/28/2004 FILED 11:23 AM 12/28/2004 SRV 040943873 - 2873445 FILE

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
Z-TEL TECHNOLOGIES, INC.

      Z-TEL TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is Z-TEL TECHNOLOGIES, INC. (the “Corporation”),

SECOND: Article I of the Corporation’s current Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), is hereby amended in its entirety so it reads:

“ARTICLE I

Name
The name of the corporation is Trinsic, Inc.”

THIRD: All other references to “Z-Tel Technologies, Inc.” in the Certificate of Incorporation shall be amended to be references in “Trinsic, Inc.”

FOURTH: This Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and Stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall be effective at 5:00 p.m. Eastern Standard Time on January 3, 2005.

      IN WITNESS WHEREOF, Z-TEL TECHNOLOGIES, INC., has caused this certificate to be duly executed in its corporate name on this 27th day of December, 2004.

Z-TEL TECHNOLOGIES, INC.

By:	/s/ VICTORIA NEIL

Name: Victoria Neil
Title: Assistant Secretary